                                                                EXHIBIT 26(r)(V)


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that I, a Director, Executive Vice President and Chief Operations Officer of Transamerica Life Insurance Company, an Iowa corporation, do hereby appoint Craig D. Vermie and Karen J. Epp, and each of them severally, my true and lawful attorney-in-fact, for me and in my name, place and stead to execute and file any instrument or document to be filed as part of or in connection with or in any way related to the Registration Statements and any and all amendments thereto, filed by said Company under the Securities Act of 1933 and/or the Investment Company Act of 1940, as amended, in connection with the registration of the variable contracts listed below, and to have full power and authority to do or cause to be done in my name, place and stead each and every act and thing necessary in order to effectuate the same, as fully to all intents and purposes I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, may do or cause to be done by virtue hereof. Each said attorney-in-fact shall have power to act hereunder without the others.

SEPARATE ACCOUNT NAME         PRODUCT NAME   SEC 1933 FILE NUMBER
---------------------         ------------   --------------------
Transamerica Corporate
   Separate Account Sixteen    Advantage X        333-109579


     IN WITNESS WHEREOF, I have hereunto set my hand this 17th day of April, 2007.



                                        /s/ Brenda K. Clancy
                                        ----------------------------------------
                                        Brenda K. Clancy
                                        Director, Executive Vice President and
                                        Chief Operations Officer